Exhibit 99.1

SELECTED FINANCIAL DATA

The following table presents certain selected historical financial data of Host LP which has been derived from audited consolidated financial statements for the five years ended December 31, 2004 and the unaudited condensed consolidated financial statements as of and for the year-to-date periods ended September 9, 2005 and September 10, 2004. The historical information contained in the following table for our 2001 through 2004 operations primarily represents gross hotel-level revenues and expenses of our properties. During 2000, we owned the hotels but leased them to third-party lessees and, accordingly, during these periods our historical revenues primarily represent rental income generated by our leases. For further information, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations.”

	Year-to-date		Fiscal year
	September 9, 2005	September 10 2004	2004	2003	2002	2001	2000
			(in millions)
Income Statement Data:
Revenues	$2,647	$2,452	$3,629	$3,278	$3,333	$3,362	$1,305
Income (loss) from continuing operations	84	(94)	(66)	(238)	(74)	12	142
Income from discontinued operations (1)	13	28	65	252	55	45	65
Net income (loss)	97	(66)	(1)	14	(19)	57	207
Net income (loss) available to common unit holders	72	(98)	(42)	(21)	(54)	25	187
Basic earnings (loss) per common unit:
Income (loss) from continuing operations	.16	(.36)	(.30)	(.89)	(.38)	(.07)	.43
Income from discontinued operations	.03	.08	.18	.82	.19	.16	.23
Net income (loss)	.19	(.28)	(.12)	(.07)	(.19)	.09	.66
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	.16	(.36)	(.30)	(.89)	(.38)	(.07)	.42
Income from discontinued operations	.03	.08	.18	.82	.19	.16	.23
Net income (loss)	.19	(.28)	(.12)	(.07)	(.19)	.09	.65
Cash distributions declared per common unit	.29	—	.05	—	—	.78	.91
Balance Sheet Data:
Total assets	$8,228	$8,364	$8,401	$8,588	$8,311	$8,334	$8,391
Debt	5,501	5,564	5,523	5,978	6,130	6,094	5,814

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions. Results in 2003 include the gain on disposition and business interruption proceeds of the New York Marriott World Trade Center hotel of approximately $212 million.